Exhibit 10.1

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is made as of the 1st day of November, 2006 (“Effective Date”) by and between NEEDLE DEVELOPMENT, INC., a Georgia corporation (“Seller”) and SOLOMON HOLDINGS IV-DOGWOOD ACWORTH, LLC, a Georgia limited liability company, (“Purchaser”).

FOR AND IN CONSIDERATION OF the premises set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Property. Seller shall sell, and Purchaser shall purchase, in fee simple, subject to and upon the following terms and conditions, that certain real property lying and being in Cobb County, Georgia as more particularly described on Exhibit “A” attached hereto and made a part hereof, together with: all improvements located thereon; all fixtures attached thereto, including but not limited to all heating, lighting, plumbing, air conditioning and floor coverings; and all easements, rights and privileges appurtenant thereto (all of the foregoing are collectively hereinafter referred to as the “Property”).

2. Purchase Price. The total purchase price for the Property shall be the greater of either (i) the fair market value of the Property determined by a qualified real estate appraiser mutually acceptable to the Seller and the Purchaser; or (ii) Three Million Nine Hundred Fifty Thousand and 00/100 Dollars ($3,950,000) (the “Purchase Price”) of which One Thousand and No/100 Dollars ($1,000.00) (“Earnest Money”), whether Purchase Price is established under (i) or (ii) above, shall be paid by Purchaser to Seller within three (3) business days after the Effective Date of this Agreement, to be held as earnest money hereunder in an interest bearing account, all of which shall be non-refundable upon execution of this Agreement and opening of escrow, except as provided below. At closing the Earnest Money and all interest accrued thereon shall be paid to Seller and the balance of the Purchase Price due hereunder, less adjustments and expenses provided herein, will be paid to Seller, either in cash, by cashier’s check, or by wire transfer. In the event this transaction closes, all such amounts shall be credited towards the Purchase Price.

3. Conveyance. At closing, Seller shall deliver to Purchaser its general warranty deed in recordable form, fully executed and acceptable to the Title Company (the “Deed”), conveying to Purchaser good and marketable title to the Property in fee simple, free and clear of all liens and encumbrances except for taxes not yet due and payable, and only those easements, mineral rights held by others (if any), rights-of-way, covenants, reservations and restrictions of record, including applicable zoning laws, which are hereafter approved in writing by the Purchaser or deemed approved in writing pursuant to the terms of this Agreement (the “Permitted Exceptions”).

4. Closing Date and Termination: Closing Date shall occur at a date mutually agreeable to the Parties. The Parties agree that if a Condition to Closing (as defined herein) becomes unattainable, this Agreement will terminate at such time.

5. Purchaser’s Conditions to Closing. Purchaser shall have until the Closing Date to examine the Property and all matters relating thereto, as well as take other steps necessary to make Property feasible for the construction of an assisted living facility (“Conditions to Closing”). The matters included in the Conditions to Closing shall be, without limitation, the status of title as described in Paragraph 6, the survey described in Paragraph 7, the environmental analysis of the Property under Paragraph 8, the satisfaction of the contingencies specified in Paragraph 9, and the determination by Purchaser that the Property is suitable for Purchaser’s intended use.

6. Title and Survey Review

(a) Purchaser has had title to the Property to be examined by a title company acceptable to Purchaser (the “Title Company”) and shall request that the Title Company issue an updated commitment for an owner’s policy of title insurance, a copy of which will be furnished to Seller (the “Title Commitment”). The cost of the title insurance examination and the Title Commitment (if any) shall be paid by Purchaser.

(b) Purchaser may, at Purchaser’s expense, obtain an updated ALTA/ACSM survey of the Property, prepared in conformance with Purchaser’s survey requirements, from a licensed surveyor reasonably acceptable to the Title Company (the “Survey”).

(c) If the updated Title Commitment or Survey shows material changes from the commitment and survey already obtained by Purchaser; then Purchaser shall, within ten (10) days after its receipt of the latter of the Title Commitment or the Survey, give Seller written notice thereof (the “Objection Notice”). The matters that are set forth in the Objection Notice are hereinafter referred to as “Title Objections”.

(d) Seller shall notify Purchaser within five (5) business days of receipt of the Objection Notice of its intended action in regard to satisfying or remedying the Title Objections. If Seller elects to satisfy or remedy the Title Objections, but has not so satisfied or remedied all Title Objections within fifteen (15) days after receipt of the Objection Notice, or if Seller elects not to satisfy or remedy the Title Objections, then Purchaser may, by written notice within five (5) days after the expiration of said fifteen (15) day period, either (i) terminate this Agreement; or (ii) elect to waive its objection to any uncured Title Objections and to proceed to close this transaction without reduction in the Purchase Price; provided, however that Purchaser shall have the right to remove such exceptions which can be cured by payment of a stated sum of money (such as deeds of trust, security agreements, past-due ad valorem taxes and assessments constituting a lien against the Property, mechanic’s and materialmen’s liens, and judgments which have attached to and become liens against the Property), and Purchaser shall receive credits against the Purchase Price in amounts equal to the sum of money paid, plus the costs incurred, in curing all such Title Objections. Any exceptions shown on the Title Commitment or the Survey to which Purchaser does not object as herein provided, and any exceptions to which Purchaser waives its objections by written notice, shall be deemed approved by Purchaser and shall be “Permitted Exceptions”.

7. Purchaser’s Access to the Property. Purchaser, its agents, engineers, surveyors and other representatives shall have the right, during the term of this Agreement, to enter upon the Property to inspect, examine, survey the Property, conduct engineering and/or environmental assessments and tests of the Property, and otherwise to do that which, in the opinion of Purchaser, is necessary to determine the boundaries and acreage of the Property, the suitability of the Property for the uses intended by Purchaser, and the physical condition of the Property. Purchaser agrees to indemnify and hold Seller harmless from and against any physical damages arising directly from Purchaser’s inspection and testing of the Property, which indemnity shall survive closing or the termination of this Agreement.

8. Environmental Provisions.

(a) Seller represents and warrants that the Property and its existing and prior uses comply and have at all times complied with all applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, standards, orders, licenses and permits relating to environmental matters (being hereinafter collectively referred to as the “Environmental Laws”). Without limiting the generality of the foregoing:

(i)	Seller, and to the best of Seller’s knowledge, all of Seller’s present and former tenants, occupants and users of the Property, have operated the Property and have received, handled, used, stored, treated, transported, and disposed of all petroleum products and all other toxic, dangerous, or hazardous chemicals, materials, substances, pollutants, and wastes (all the foregoing being hereinafter collectively referred to as “Hazardous Materials”) in strict compliance with all Environmental Laws.

(ii)	there are no existing, pending, or threatened statutes, orders, standards, rules, regulations, or claims from any governmental agency or private party relating to environmental matters requiring any cleanup, removal or remedial actions with respect to the Property.

(iii)	no Hazardous Materials have been released into the environment or have been deposited, spilled, discharged, placed or disposed of at, on or near the Property, nor has the Property been used at any time by any person as a landfill or disposal site for Hazardous Materials or for garbage, waste or refuse of any kind.

(iv)	to the best of Seller’s knowledge, the Property is not listed on the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites nor any other log, list, schedule, inventory, or record of Hazardous Materials or Hazardous Waste sites whether maintained by the United States any state or local governmental unit.

(b) Purchaser shall have the right to conduct an environmental investigation of the Property to determine the presence, if any, of hazardous waste, hazardous materials, toxic substances and the like. In the event that the Property Documents or the results of Purchaser’s investigation reveal environmental matters unsatisfactory to Purchaser, Purchaser shall within fifteen (15) business days of receiving the information deliver written notice of its objections to Seller (“Environmental Objections”). Seller shall have a period of ten (10) days, or such longer period of time as may be agreed to by Purchaser following receipt of such notice, to cure Purchaser’s Environmental Objections, but shall have no obligation to do so. Seller shall notify Purchaser within five (5) business days of receiving notice of Purchaser’s Environmental Objections of its intended action in regard to curing Purchaser’s Environmental Objections. The closing may, if necessary and only by written consent of both Purchaser and Seller, be adjourned for such time period as is necessary to cure the Environmental Objections. If Purchaser’s objections are not cured within such period to Purchaser’s satisfaction, Purchaser may, by written notice to Seller, elect to (i) terminate this Agreement in accordance with Paragraph 4; or (ii) waive such objections and proceed to close this purchase transaction without reduction of the Purchase Price.

Purchaser’s Contingencies. The Purchaser’s obligations herein are contingent upon and subject to the satisfaction on, and as of, the Closing, of each of the following conditions (any of which may be waived in whole or in part in writing by Purchaser on, or prior to the Closing):

(c) There shall be no change in the status of title from that shown in the Title Commitment as approved by Purchaser, and no material set of facts or circumstances shall have occurred or changed since the Effective Date which materially and adversely affects the value of or use of the Property.

(d) The representations and warranties of the Seller contained herein continue to be true and correct as of the day of closing.

(e) Buyer shall have been able to locate and secure financing at terms acceptable to Buyer.

(f) Buyer shall have been able to obtain a Certificate of Need from the Georgia Department of Community Health and all other certificates, or licenses approvals (including zoning) required to operate an assisted living facility on the Property.

(g) There shall have been secured such permissions, approvals, determinations, consents and waivers, if any, as may be required by law, regulatory authorities or the Contracts.

(h) Seller shall have performed all of its obligations under this Agreement.

9. Prorations and Expenses. Prior to the closing, Seller shall pay all real estate and intangibles taxes and assessments with respect to the Property (the “Taxes”) which are then due and payable. The Taxes due and payable for the calendar year in which closing occurs shall be prorated between Seller and Purchaser, as of the date of closing. If the tax bills are not available as of the date of closing, the amount of the prorated taxes and assessments shall be based on the most recent tax bills and a provision shall be added to the settlement statement that the Purchaser and Seller agree to adjust the proration accordingly when the current year’s tax bills are issued. Seller also shall be fully responsible for payment of any “rollback” taxes or similar charges which may become due on the Property, before or after closing, and which pertain to the period of Seller’s ownership of the Property. The cost of preparing and recording the Deed, including any transfer or recording tax, shall be paid by Seller. Purchaser shall pay for the cost of any title insurance policy issued in connection with this transaction. Purchaser and Seller shall each pay their own attorneys fees in connection with this transaction. All other escrow fees shall be divided equally between Seller and the Purchaser.

10. Maintenance and Repair; Risk of Loss. Seller shall maintain in full force and effect all insurance policies currently covering the Property until closing, and shall maintain the Property in good condition and repair, and in compliance with all regulatory requirements, ordinary wear and tear excepted. Seller shall not modify or amend any contract pertaining to the Property without Purchaser’s prior written approval. Seller shall allow no liens to be placed or continued against the Property. The risk of loss or damage to the Property from fire, flood, windstorm or other casualty until delivery of the Deed is assumed by Seller. Risk of loss or damage to the Property upon and after delivery of the warranty deed is assumed by Purchaser. If, before the date of closing, any condemnation (taking by eminent domain) proceeding is or has been commenced with respect to the Property or any casualty results in damage to the Property or improvements thereon, Purchaser shall have the option of either terminating this Agreement or of completing the purchase contemplated herein. In the event Purchaser shall elect to terminate this Agreement, all parties shall be relieved and discharged of any further liability hereunder. If, however, Purchaser shall elect to complete this transaction, there shall be no reduction in the Purchase Price and Purchaser shall be entitled, in the case of fire or other casualty, to receive from the insurance carrier all insurance proceeds or, in the case of condemnation, to receive the entire award for the Property or the portion thereof so taken. Seller shall execute and deliver to Purchaser at closing all proper instruments for the assignment and collection of such proceeds and awards.

11. Closing.

(a) At the closing, Seller shall deliver the following:

(i)	The Deed.

(ii)	An affidavit and indemnity agreement to the Title Company enabling it to issue its final title insurance policy without exception for mechanic’s or materialmen’s liens, parties in possession, or unrecorded leases.

(iii)	An affidavit stating Seller’s U.S. taxpayer identification number, that Seller and all persons holding beneficial interest in the Property are “United States Persons,” as defined by Section 1445(f)(3) and Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and that the purchase of the Property by Purchaser pursuant to this Agreement is not subject to the withholding requirements of Section 1445(a) of the Code.

(iv)	Instruments satisfactory to Purchaser and Purchaser’s title insurance company reflecting the proper authority of Seller to consummate the transactions contemplated by this Agreement.

(v)	Any other documents or instruments reasonably necessary to close the sale.

(b) At the closing, Purchaser shall deliver:

(i)	The balance of the Purchase Price.

(ii)	Any other documents or instruments reasonably necessary to close the sale.

(c) Possession of the Property shall pass to Purchaser at the closing.

(d) Either party may elect to close by overnight courier, through the Title Company.

12. Default.

(a) In the event that Purchaser defaults and Seller has not defaulted, or the Agreement terminates as discussed in Paragraph 4, Seller shall be entitled to receive the Earnest Money and interest earned thereon, if any, as agreed upon liquidated damages, and the parties shall be relieved from any further liability hereunder. Purchaser and Seller specifically acknowledge and agree that the damage to Seller from Purchaser’s breach hereunder would be difficult or impossible to accurately determine, that the Earnest Money and interest earned thereon is a reasonable estimate of Seller’s damages, and that the retention by Seller of the Earnest Money and interest earned thereon does not constitute a penalty. The Seller waives the right to assert the defense of lack of mutuality in any action for specific performance instituted by the Purchaser.

(b) In the event Seller defaults and Purchaser has not defaulted, Purchaser shall be entitled, at Purchaser’s option:

(i)	to declare this Agreement terminated. Upon any such declaration, and the parties shall thereafter be relieved from any further liability hereunder, and the Earnest Money shall be returned to Purchaser.

(c) In the event of default, the non-defaulting party shall have the right to recover from the defaulting party all costs and expenses incurred in enforcing this agreement, including reasonable attorney’s fees.

13. Broker. Purchaser and Seller represent and warrant to one another that they have not dealt with any broker, consultant, finder, or like agent who might be entitled to any compensation in connection with the sale of the Property to Purchaser. No broker has authority to bind either party to this Agreement.

Seller and Purchaser do each hereby indemnify and agree to hold one another harmless from and against any and all causes, claims, demands, losses, liabilities, commissions, settlements, judgments, damages, expenses and fees (including reasonable attorneys’ fees and court costs) in connection with any claim for commissions, fees, compensation or other charges relating in any way to this transaction, or the consummation thereof, which may be made by any person, firm or entity as a result of any of Seller’s or Purchaser’s acts or the acts of Seller’s or Purchaser’s representatives.

14. Assignment. Purchaser may assign this Agreement and any rights hereunder without prior written consent of Seller but shall promptly notify Seller of such assignment. If Purchaser assigns this Agreement, Purchaser shall be relieved of any future liability under this Agreement, provided the assignee shall assume in writing all of the obligations of Purchaser hereunder.

15. Notices. Any notice required or permitted to be given to a party under this Agreement, shall be in writing and shall be deemed given: (i) on the day it is delivered personally (with receipt); or (ii) the day after it is deposited with a nationally-recognized courier service for next day delivery; or (iii) three (3) days after it is deposited in the U.S. certified mail, postage prepaid, return receipt requested, addressed as follows:

To Purchaser:	Solomon Holdings IV - Dogwood Acworth, LLC 48 Roswell Street Alpharetta, GA 30004 Attn: Alfred S. Holbrook, III

With a copy to:	Miller & Martin PLLC 1170 Peachtree Street, NE Suite 800 Atlanta, GA 30309 Attn: Charles E. Elrod III

To Seller:	Needle Development, Inc. 10 South Prado Atlanta, GA 30309 Attn: Daniel T. Needle

16. Miscellaneous

(a) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between Seller and Purchaser, and no change in or supplement to this Agreement may be made except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(b) Binding Effect. The covenants and agreements contained in this Agreement shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and assigns.

(c) Construction. This Agreement shall be construed without reference to the titles of the various paragraph headings herein contained, which are inserted for convenience of reference only. Both Seller and Purchaser have had the opportunity to be represented by legal counsel in negotiating this Agreement, thus this Agreement shall be construed without inference of drafting by either Seller or Purchaser.

(d) Counterparts. This Agreement may be executed in any number of counterparts, any one or all of which shall constitute the agreement of the parties.

(e) Time is of the Essence. Time is of the essence of this Agreement. Any reference to a number of “days” herein shall be a reference to “calendar days” unless an express reference in said provision is made to “business days”. For the purposes hereof, “business day” means any day other than a Saturday or Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Georgia. If the date on which either Purchaser or Seller is required to take action under this Agreement is not a business day (as defined herein), the action shall be taken on the next succeeding business day.

(f) Partial Invalidity; Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall be deemed not to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision.

(g) Governing Law. This Agreement will be interpreted under and governed and enforced according to the laws of the State in which the Property is located.

[Signature Page To Follow]

PURCHASER:

Date signed:	November 1st, 2006	SOLOMON HOLDINGS IV DOGWOOD ACWORTH, LLC

		By:	/s/ Alfred S. Holbrook
		Print Name:	Alfred S. Holbrook
		Its:	Manager

SELLER:

Date signed:	November 1st, 2006	NEEDLE DEVELOPMENT, INC.

		By:	/s/ Daniel T. Needle
		Print Name:	Daniel T. Needle
		Its:	Chairman